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PerkinElmer, Inc.

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Notice of Annual Meeting

and

Proxy Statement 2003

PerkinElmer, Inc.

Corporate Offices
45 William Street
Wellesley, Massachusetts 02481

NOTICE OF ANNUAL MEETING
PROXY STATEMENT
Votes Required
ITEM NO. 1
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTING THE EIGHT NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.
INFORMATION RELATIVE TO THE BOARD OF DIRECTORS AND CERTAIN OF ITS COMMITTEES
Audit Committee
Other Committees
Meetings
Director Compensation
Corporate Governance Guidelines
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
STOCK PERFORMANCE GRAPH
Comparison of Five-Year Cumulative Total Return PerkinElmer, Inc. Common Stock, S&P Composite-500, S&P Technology* and Peer Group Indices
TOTAL RETURN TO STOCKHOLDERS REINVESTED DIVIDENDS
EXECUTIVE COMPENSATION
Summary Compensation Table
Pension Plans
Pension Plan Table Annual Estimated Benefits Provided by the Combined PerkinElmer, Inc. Employees Retirement Plan and Supplemental Executive Retirement Plan
Employment and Other Agreements
Option Grants in Last Fiscal Year
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Long-Term Incentive Plans -- Awards in Last Fiscal Year
Equity Compensation Plans Information
OTHER MATTERS
SELECTION OF AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR 2004 MEETING
Annex A - Audit Committee Charter of the Board of Directors
Form of Proxy

NOTICE OF ANNUAL MEETING

To the Stockholders of PerkinElmer, Inc.:

      The Annual Meeting of the Stockholders of PerkinElmer, Inc. (the “Meeting”), will be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts, on Tuesday, April 22, 2003, at 10:30 a.m., to consider and act upon the following:

1.	A proposal to elect eight nominees for Director for terms of one year each; and

2.	Such other matters as may properly come before the Meeting or any adjournment thereof.

      The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

      The Board of Directors has fixed the close of business on February 21, 2003 as the record date for the determination of stockholders entitled to receive this notice and to vote at the Meeting.

      All stockholders are cordially invited to attend the Meeting.

By Order of the Board of Directors,

-s- TERRANCE L. CARLSON
TERRANCE L. CARLSON, Clerk

March 24, 2003

PROXY STATEMENT

      PerkinElmer, Inc. has prepared this Proxy Statement to provide its stockholders with information pertaining to the matters to be voted on at the PerkinElmer, Inc. Annual Meeting of Stockholders to be held on Tuesday, April 22, 2003 at 10:30 a.m., at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts, and at any adjournment of that Meeting. The date of this Proxy Statement is March 24, 2003, the approximate date on which PerkinElmer first sent or gave the Proxy Statement and form of Proxy to its stockholders. PerkinElmer, Inc. is sometimes referred to in this Proxy Statement as “PerkinElmer” or the “Company.” PerkinElmer, Inc. Common Stock, $1 par value per share (the only outstanding PerkinElmer security with voting rights), is referred to as the “Common Stock.”

      This proxy is solicited on behalf of the Board of Directors of PerkinElmer. The Board requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the Meeting by filing written notice with the Clerk of PerkinElmer, by signing and delivering a new proxy card bearing a later date, or by attending the meeting to cast your vote in person. It is important to sign and return your proxy card. It helps to establish a quorum so that the Meeting may be held and permits your votes to be cast in accordance with your directions.

      PerkinElmer will bear the expenses connected with this proxy solicitation. The Company expects to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. The Company has engaged Georgeson Shareholder Communications, Inc. (“Georgeson”) of New York, New York to assist in soliciting proxies from brokers, nominees, fiduciaries, and custodians and will pay Georgeson $7,500 and out-of-pocket expenses for its efforts. In addition to the use of the mails, Directors, officers, and employees of the Company may, without additional remuneration, solicit proxies in person or by use of other communications media.

      The stock transfer books of PerkinElmer will not be closed; however, the Board of Directors has fixed the close of business on February 21, 2003 as the record date for determining the stockholders entitled to receive notice of and to vote their shares at the Meeting. On the record date, there were 126,089,364 shares of Common Stock outstanding and entitled to vote. Each share carries the right to cast one vote on the proposal being presented for stockholder action, with no cumulative voting.

      The proposal being presented for stockholder action is set forth on your proxy card and is discussed in detail on the following pages. Shares you maintain voting power over that are represented by proxy will be voted at the Meeting in accordance with your instructions indicated on the enclosed proxy card.

      The proposal is to elect eight Directors for terms of one year each. You may grant or withhold authority to vote your shares to elect all eight nominees by marking the appropriate box on the proxy card. Should you desire to withhold authority to vote for one or more nominees, please identify the exceptions in the appropriate space provided on the proxy card. Your shares will be voted as you indicate. If you sign and return your proxy card and make no indication on the proxy card concerning this item, your shares will be voted “For” electing all eight nominees named in this Proxy Statement.

      Management does not anticipate a vote on any other proposal at the Meeting. If, however, another proposal is properly brought before the Meeting, your shares will be voted in accordance with the discretion of the named proxies.

      PerkinElmer previously mailed to its stockholders or is enclosing with this Proxy Statement its Annual Report to Stockholders for 2002. The Annual Report is not part of, or incorporated by reference in, this Proxy Statement.

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of PerkinElmer’s Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. PerkinElmer will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481, Telephone: (781) 237-5100, Attention: Investor Relations. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Votes Required

      A majority in interest of all Common Stock issued, outstanding and entitled to vote on the proposal being submitted for stockholder action at the Meeting constitutes a quorum with respect to that proposal. Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum, regardless of how or whether such shares are voted on the proposal. Therefore, shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular proposal (“broker non-votes”) will be counted for purposes of determining whether a quorum exists at the Meeting for that proposal.

      The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of each of the eight Directors. In other words, a candidate for Director will be elected if he or she receives more votes than a competing candidate, even if the winning candidate does not receive a majority of the votes cast. Shares that are withheld or that abstain from voting for a particular proposal will not be counted as votes in favor of that proposal, and will also not be counted as shares voting on that proposal. Accordingly, shares withheld or abstaining and broker non-votes will have no effect on voting on the proposal to elect Directors as described in this Proxy Statement, as that proposal requires the affirmative vote of the holders of a plurality of the votes cast.

ITEM NO. 1

ELECTION OF DIRECTORS

      The Restated Articles of Organization and By-Laws of PerkinElmer provide that the stockholders or the Board of Directors shall fix the number of Directors at not fewer than three nor more than thirteen. There are currently nine Directors of the Company, all of whose terms expire at the Meeting. Michael C. Ruettgers, a Director since 1997, is retiring from the Board and will not be seeking re-election at the expiration of his current term. The Board of Directors has voted to fix the number of directors at eight effective upon the election of Directors at the Meeting. Our Restated Articles of Organization and By-Laws provide that at each Annual Meeting of Stockholders, the successors of the Directors shall be elected for a one-year term.

      The Board of Directors has nominated the following persons for election as Directors for one-year terms expiring at the Annual Meeting of Stockholders in 2004. All eight nominees are currently Directors of the Company.

Tamara J. Erickson	Gabriel Schmergel
Nicholas A. Lopardo	Kenton J. Sicchitano
Alexis P. Michas	Gregory L. Summe
Dr. Vicki L. Sato	G. Robert Tod

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ELECTING THE EIGHT NOMINEES NAMED ABOVE
FOR TERMS OF ONE YEAR EACH.

      Shares represented by a proxy will be voted for the election of the eight nominees for terms of one year each, unless the stockholder instructs otherwise on its proxy card. The Board of Directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy cards may vote to elect a substitute. In no event will shares represented by proxies be voted for more than eight nominees. To apprise you of their qualifications to serve as Directors, the Company is including the following information concerning the nominees.

      TAMARA J. ERICKSON: Age 48; Principal Occupation: Management consultant specializing in corporate strategy and technology management. Chief Executive Officer of the Global Consulting division of The Concours Group, and Director for The Concours Group. Director of PerkinElmer since 1995. Member of the Corporate Governance and Compensation and Benefits Committees.

      Ms. Erickson is the co-author of the book, Third Generation R&D: Managing the Link to Corporate Strategy, published in 1991. She joined The Concours Group, a management consulting firm, in November 1998. Prior to joining The Concours Group, Ms. Erickson worked as an independent consultant specializing in corporate strategy and technology management from 1997 to October 1998. She served as head of U.S. consulting for P.A. Consulting Group, a management and technology consulting company, from 1996 to 1997. From 1995 to 1996, Ms. Erickson was a Senior Vice President of Arthur D. Little, Inc., a consulting company with which she had been associated since 1978. From 1991 to 1995, Ms. Erickson served as a Managing Director of Arthur D. Little’s management consulting business in North America, including strategy and organization, information systems, and operations management consulting services. Ms. Erickson holds a Bachelor of Arts degree in Biological Sciences from the University of Chicago and a Master of Business Administration degree from Harvard Business School.

      NICHOLAS A. LOPARDO: Age 56; Principal Occupation: Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in North Reading, Massachusetts. Director of PerkinElmer since 1996. Chairman of the Corporate Governance Committee and a member of the Audit and Compensation and Benefits Committees.

      Mr. Lopardo has been chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisers, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 30 years of experience in the pension industry, having served in a variety of roles with Equitable Life Assurance Society related to pension marketing, client relationships, and pension investment advisory services. He is a 1968 graduate of Susquehanna University with a Bachelor of Science degree in marketing and management and since 1992 has served as a member of the Board of Directors of the University, becoming Chairman of that Board in 2000. He is also Chairman of the Advisory Board of the Weiss School of Business at Susquehanna University and Chairman of the Board of the Landmark School, a premier secondary school for dyslexic students. Mr. Lopardo is also a board member of the Massachusetts Turnpike Authority, Boston Stock Exchange, Boston Partners in Education, and the Hockey Humanitarian Foundation. He is an Advisory Board member of the Salvation Army, a Director of Team Harmony Foundation and a member of the Investment Committee of USA Hockey, Inc.

      ALEXIS P. MICHAS: Age 45; Principal Occupation: Managing Partner and Director of Stonington Partners, Inc., a private investment firm, and the Managing Partner and Director of Stonington Partners, Inc. II. Director of PerkinElmer since 2001. Member of the Audit and Corporate Governance Committees.

      Mr. Michas has been the Managing Partner and a Director of Stonington Partners, Inc. since 1993, and he is also the Managing Partner and a Director of Stonington Partners, Inc. II. From 1989 to May 2001, he was a Director of Merrill Lynch Capital Partners, Inc. (“MLCP”), a private investment firm that is a wholly owned subsidiary of Merrill Lynch & Co., Inc., and was a consultant to MLCP from 1994 until June 2001. He was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas also is a Director of BorgWarner Inc., Goss Holdings, Inc., the parent corporation of Goss Graphic Systems, Inc., HK Systems, Inc., Lincoln Technical Institute, Inc. and Palace Entertainment, Inc.

      DR. VICKI L. SATO: Age 54; Principal Occupation: President of Vertex Pharmaceuticals, Inc., a company based in Cambridge, Massachusetts, specializing in drug development. Director of PerkinElmer since 2001. Member of the Corporate Governance and Nominating Committees.

      Dr. Sato was appointed President of Vertex Pharmaceuticals in December 2000, after serving eight years as the company’s Chief Scientific Officer and Chair of the Scientific Advisory Board. Prior to joining Vertex Pharmaceuticals in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a Member of the Scientific Advisory Board. Since 1993, Dr. Sato has served on the Board of Tutors, Department of Biochemistry and Molecular Biology at Harvard University. She also served as an Associate Professor in the Department of Biology at Harvard University from 1980 to 1983. Dr. Sato received her Bachelor, Master and Doctoral degrees from Harvard University. Dr. Sato serves as a Trustee of the Boston Museum of Science, is the author of numerous professional publications and holds several issued or pending patents.

      GABRIEL SCHMERGEL: Age 62; Principal Occupation: Retired Chief Executive Officer and President of Genetics Institute, Inc. Director of PerkinElmer since 1999. Chairman of the Nominating Committee and a member of the Audit Committee.

      Mr. Schmergel received a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School, where he was named a Baker Scholar. Mr. Schmergel joined Genetics Institute, Inc. as President and CEO in 1981. Under his leadership, Genetics Institute, Inc. became a fully integrated biopharmaceutical company with a portfolio of drugs for hemophilia, anemia, and cancer. Genetics Institute, Inc. was acquired by American Home Products Corporation (now Wyeth) in December 1996, and Mr. Schmergel retired as President and CEO in 1997. Mr. Schmergel was recognized with an honorary Doctorate of Engineering degree from Worcester Polytechnic Institute in 1988, and in 1994 was elected to the National Academy of Engineering for his leadership in biotechnology. From 1992 to 1998, he was a member of the Visiting Committee of Harvard Business School. He also spent five years on the Board of Governors of the New England Medical Center and on the Board of Trustees of the Boston Ballet. Currently, Mr. Schmergel serves the Board of Overseers for the Tufts Veterinary School. Mr. Schmergel is also Chairman of the Board of Syntonix Pharmaceuticals, a privately held development stage biotechnology company.

      KENTON J. SICCHITANO: Age 58; Principal Occupation: Retired Global Managing Partner, PricewaterhouseCoopers LLP, a public accounting firm. Director of PerkinElmer since 2001. Chairman of the Audit Committee and a member of the Compensation and Benefits Committee.

      Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Sicchitano also is a Director of Analog Devices, Inc. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, Board of Directors of the Harvard Alumni Association, Board of Directors and Chair of the Finance Committee of New England Deaconess Hospital, and Board of Directors of the New England Aquarium.

      GREGORY L. SUMME: Age 46; Principal Occupation: Chairman, Chief Executive Officer and President of PerkinElmer. Director of PerkinElmer since 1998. Chairman of the Executive Committee.

      Mr. Summe was named Chief Executive Officer of PerkinElmer effective January 1, 1999 and Chairman effective April 27, 1999. He was appointed President and Chief Operating Officer of PerkinElmer and elected to the Company’s Board of Directors in February 1998. From 1993 to 1998, Mr. Summe held several positions with AlliedSignal, Inc., now Honeywell International: President of the Automotive Products Group , President of Aerospace Engines and President of General Aviation Avionics. Prior to joining AlliedSignal, he was general manager of commercial motors at General Electric from 1992 to 1993 and a partner at McKinsey & Co., Inc., where he worked from 1983 to 1992. Mr. Summe is a Director of State Street Corporation and served as a Director of TRW Inc. from 2001 until December 2002. Mr. Summe holds a Bachelor of Science and a Master of Science degree in electrical engineering from the University of Kentucky and the University of Cincinnati, respectively, and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania. Mr. Summe is also a Trustee of the Fessenden School and a member of the Singapore-US Business Council.

      G.     ROBERT TOD: Age 63; Principal Occupation: Retired Vice Chairman, President and Chief Operating Officer and Director of the CML Group, Inc., a specialty marketing company. Director of PerkinElmer since 1984. Lead Director, Chairman of the Compensation and Benefits Committee and a member of the Executive and Nominating Committees.

      Mr. Tod received a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute in 1961 and a Master of Business Administration degree from Harvard Business School. Mr. Tod is co-founder of the CML Group, Inc. and served as its Vice Chairman, President and Chief Operating Officer from 1969 to his retirement in 1998. CML Group, Inc. declared bankruptcy on December 18, 1998. Mr. Tod is currently non-executive Chairman of Allagash Brewing Co. and Trustee of Rensselaer Polytechnic Institute. Mr. Tod is a former Director of SCI Systems, Inc., US Trust, Walden Bancorp and Domain Inc. He also previously served as a Trustee of Emerson Hospital, the Middlesex School, the Fenn School and as a Vice President of the Alumni Executive Council of the Harvard Business School.

INFORMATION RELATIVE TO THE BOARD OF DIRECTORS

AND CERTAIN OF ITS COMMITTEES

Audit Committee

General

      A formal Audit Committee of the Board of Directors was created in 1971. The Committee met seventeen times, either in person or by telephone, in 2002. The Committee met more often than in previous years in order to address matters such as the selection of new auditors, compliance with proposed and newly issued rules and regulations and the Company’s December 2002 debt refinancing transactions. The current Committee is composed of five Directors — Messrs. Sicchitano (Chair), Lopardo, Michas, Ruettgers and Schmergel.

      The responsibilities of the Audit Committee are to (1) determine the particular persons or firm to be employed by the Company as its independent auditor; (2) consult with the persons so chosen to be the independent auditor with regard to the plan of audit; (3) review, in consultation with the independent auditor, its report of audit or proposed report of audit, and the accompanying management letter, if any; (4) consult periodically with the independent auditor with regard to the adequacy of internal controls; (5) review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices that could significantly affect the Company’s financial statements; (6) review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements; (7) meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures; (8) advise the Board of Directors with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations; and (9) evaluate and ensure that the independent auditor is independent and, if the Committee so chooses, to consult with the Chief Financial Officer and the Treasurer and other officers and employees as the Committee may deem appropriate.

      The Board of Directors has determined that the members of the Audit Committee are independent directors, as defined by the Audit Committee charter and the rules of the New York Stock Exchange. The Audit Committee acts under a written charter most recently adopted and approved on April 23, 2002. A copy of the charter is attached as an annex to this Proxy Statement. The Audit Committee has performed its responsibilities in accordance with its charter, specifically including those items set forth under “Report of Audit Committee” below. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining auditor independence and believes that the provision of certain of such services is compatible, subject to prior review and approval by the Audit Committee.

Fiscal 2002 Audit Firm Fee Summary

      During the fiscal year ended December 29, 2002, the Company retained its principal auditor, Deloitte & Touche LLP, to provide services in the following categories and amounts:

Audit Fees

      Deloitte & Touche LLP billed the Company an aggregate of $1,492,500 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the 2002 fiscal year and the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q for the 2002 fiscal year.

      In addition, during the 2002 fiscal year Deloitte & Touche LLP billed the Company an aggregate of $1,250,000 in fees for professional services rendered in connection with audits of the Company’s financial statements for the 2001 and 2000 fiscal years. This work was completed in support of the December 2002 debt refinancing transactions undertaken by the Company.

Financial Information Systems Design and Implementation Fees

      Deloitte & Touche LLP provided no professional services to the Company and its affiliates for the 2002 fiscal year in connection with the design and implementation of financial information systems.

All Other Fees

      Deloitte & Touche LLP billed the Company an aggregate of $1,427,000 in fees for other services rendered to the Company and its affiliates for the fiscal year ended December 29, 2002, primarily related to:

•	Attestation services for matters such as comfort letters and consents related to the Company’s December 2002 debt refinancing transactions;

•	Tax compliance and consulting;

•	Employee benefit plans; and

•	Consultation on accounting standards.

Report of the Audit Committee

      The Audit Committee has:

•	Reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 29, 2002;

•	Discussed with Deloitte & Touche LLP, the Company’s independent auditor, the matters required to be discussed by Statement on Accounting Standards 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•	Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and discussed with Deloitte & Touche LLP the auditor’s independence; and

•	Based on the review and discussions referred to above, recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002 for filing with the Securities and Exchange Commission.

      By the Audit Committee of the Board of Directors:

Kenton J. Sicchitano, Chairman
Nicholas A. Lopardo
Alexis P. Michas
Michael C. Ruettgers
Gabriel Schmergel

Other Committees

Compensation and Benefits Committee

      The Compensation and Benefits Committee of the Board of Directors, which met six times in 2002, is composed of five Directors — Messrs. Tod (Chair), Lopardo, Ruettgers and Sicchitano and Ms. Erickson. The Committee reviews and approves the salaries and incentive compensation of the Company’s Chairman of the Board, Chief Executive Officer and President, and the other corporate officers. The Committee also reviews and approves the management incentive plans of the Company and its subsidiaries, administers the stock option plans adopted by the Company, reviews the investment of funds held in the Company’s employee benefit plans and reviews and approves such other employment and compensation matters as it deems necessary and proper.

Corporate Governance Committee

      The Corporate Governance Committee of the Board of Directors, which met twice in 2002, is composed of four Directors — Messrs. Lopardo (Chair) and Michas, Ms. Erickson and Dr. Sato. The Committee examines and defines the Board’s role in corporate governance, formulates policy to address stockholder concerns and formulates guidance for management action to deal with evolving social issues, both internal and external to the organization.

Nominating Committee

      The Nominating Committee of the Board of Directors, which met once in 2002, is composed of three Directors — Messrs. Schmergel (Chair) and Tod and Dr. Sato. The Committee establishes criteria for nomination or renomination of persons to serve as Directors, develops procedures for the nomination or renomination process and identifies and recommends candidates for nomination to the Board of Directors. Any stockholder desiring to submit a candidate for consideration by the Nominating Committee should send sufficient biographical data and background information concerning the candidate to enable a proper judgment as to the candidate’s qualifications, together with any other relevant information, to: Chairman of the Nominating Committee, c/o PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02481.

Executive Committee

      The Executive Committee of the Board of Directors, which met seven times in 2002, is composed of three Directors — Messrs. Summe (Chair), Ruettgers and Tod. The Committee, which acts as needed during intervals between Board meetings, has been delegated all the powers of the Board except those powers which, by law or the Restated Articles of Organization or By-Laws of the Company, the Board of Directors is prohibited from delegating.

      With the exception of the Executive Committee, all Committees of the Board of Directors are comprised exclusively of outside Directors.

Meetings

      The Board of Directors met eight times in fiscal 2002. During fiscal 2002, each Director attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees of the Board on which the Director served.

Director Compensation

      Directors who are employees of the Company receive no additional compensation for their services as Directors. The compensation for Directors who are not employees of the Company was modified in 2002 to simplify the cash compensation component by eliminating fees for individual meetings and to recognize the time commitment required of the Audit Committee Chair by increasing the Compensation for that position.

      Each outside Director is currently paid an annual retainer of $30,000 plus an award of shares of Common Stock with a market value on the date of award of $40,000. The Lead Director and the Audit Committee Chair currently are paid an additional annual cash retainer of $10,000. The retainer and common stock award are pro-rated for Directors who serve for only a portion of the year.

      In addition, in 2002 each outside Director other than the Lead Director and the Audit Committee Chair was awarded options to purchase 6,300 shares of Common Stock. Each of the Lead Director and the Audit Committee Chair was awarded options to purchase 7,700 shares of Common Stock. New outside Directors receive an initial, one-time stock option grant of 10,000 shares. All option grants to outside Directors are subject to periodic review and adjustment. All options granted to outside Directors vest in three equal annual installments and may be exercised for seven years. Directors may defer compensation in the form of fees and grants of Common Stock into the Company’s Deferred Compensation Plan.

      Each Director is expected to own PerkinElmer stock in the amount of $90,000 within three years of the Director’s election to the Board.

Corporate Governance Guidelines

      The Board of Directors has adopted guidelines on issues of corporate governance. The Board’s Corporate Governance Committee is responsible for reporting and making recommendations to the Board concerning corporate governance matters. Among other matters, the guidelines include the following:

•	A majority of the members of the Board of Directors must be independent directors. Independent directors may not receive any compensation from the Company other than Board compensation.

•	Each Director is elected every year for a one year term.

•	The Board appoints members of Board committees.

•	The Audit, Compensation and Benefits, Corporate Governance and Nominating Committees consist entirely of outside directors.

•	The Board has an annual evaluation and assessment process for the Board and individual directors.

•	At least annually, the Board reviews the Company’s strategic long-range plan, business unit initiatives and other significant capital expenditure matters.

•	The Board has established the position of Lead Director. The Lead Director is an independent director. Outside directors meet on a regular basis apart from members of management, and the Lead Director chairs those meetings. All directors have the ability to add items for review and discussion to the Board agenda.

•	The Chief Executive Officer periodically reports to the Board on succession planning and management development.

•	At least annually, the Board evaluates the performance of the Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table identifies the only persons known to the Company to be beneficial owners of five percent or more of the outstanding shares of Common Stock. The information in this table and the footnotes is taken from a Schedule 13G/ A filed on February 14, 2003 by FMR Corp., a Schedule 13G/ A filed on March 1, 2002 by Stonington Capital Appreciation 1994 Fund, L.P., Stonington Partners, L.P., Stonington Partners, Inc. II and Stonington Partners, Inc. (the “Stonington Entities”), a Schedule 13G filed on February 5, 2003 by The TCW Group, Inc. and a Schedule 13G filed on February 6, 2003 by Shapiro Capital Management Company, Inc. and Samuel R. Shapiro.

		Percent of Class
	Number of Shares	Outstanding
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

FMR Corp.	13,109,425(1)	10.4%
82 Devonshire Street Boston, MA 02109

Stonington Capital Appreciation 1994 Fund, L.P	9,609,554(2)	7.6%
Stonington Partners, L.P.
Stonington Partners, Inc. II
Stonington Partners, Inc.
c/o Stonington Partners, Inc.
767 Fifth Avenue, 48th Floor
New York, NY 10153

The TCW Group, Inc. on behalf of	7,128,691(3)	5.6%
The TCW Business Unit
865 South Figueroa Street
Los Angeles, CA 90017

Shapiro Capital Management Company, Inc. and	7,043,650(4)	5.6%
Samuel R. Shapiro
3060 Peachtree Road, Suite 1555 N.W
Atlanta, GA 30305

NOTES

(1)	The Schedule 13G/ A filed by FMR Corp. states that FMR Corp. (i) has sole dispositive power with respect to 13,109,425 shares of Common Stock as a result of acting as an investment adviser to various management companies of which 12,966,500 shares are beneficially owned by a wholly owned subsidiary of FMR Corp., Fidelity Management and Research Company, and 142,925 shares are held by various institutional and other accounts for which Fidelity Management Trust Company, or other subsidiaries of FMR Corp., serve as investment manager or adviser and (ii) has sole voting power with respect to the 142,925 shares held by such institutional or other account(s).

(2)	The Schedule 13G/ A filed by the Stonington Entities states that Stonington Capital Appreciation 1994 Fund, L.P. (the “Fund”) owns 9,609,554 shares of Common Stock. Stonington Partners, Inc. has dispositive power over the shares held by the Fund. Stonington Partners, Inc. and the other Stonington Entities disclaim beneficial ownership of the shares, except to the extent of their pecuniary interest therein. Alexis P. Michas, a Director of the Company, is a director of Stonington Partners, Inc. and Stonington Partners, Inc. II. Mr. Michas disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(3)	The Schedule 13G filed by the TCW Group, Inc., on behalf of itself and its direct and indirect subsidiaries, which collectively constitute the TCW Business Unit, states that it is primarily engaged in the provision of investment services, and further states that it has shared power to vote and dispose of 7,128,691 shares of Common Stock.

(4)	The Schedule 13G filed on behalf of Shapiro Capital Management Company, Inc. (“Shapiro Capital”), an investment adviser, and Samuel R. Shapiro states that one or more of Shapiro Capital’s advisory clients is the legal owner of 6,998,650 shares of Common Stock for which Shapiro Capital has sole voting and dispositive power. Mr. Shapiro is the president, director and majority stockholder of Shapiro Capital, in which capacity he exercises dispositive power over the Common Stock owned by Shapiro Capital. Mr. Shapiro disclaims beneficial ownership of such Common Stock, but may be deemed to be the beneficial owner of 45,000 additional shares of Common Stock owned by his wife.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table shows the number of shares of Common Stock beneficially owned on February 1, 2003 by (i) each of the Directors and nominees for Director individually, (ii) each of the executive officers named in the Summary Compensation Table below and (iii) all executive officers, Directors, and nominees for Director as a group. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after February 1, 2003 through the exercise or conversion of any stock option or other right.

				Total Shares
		Stock-Based	Acquirable Within	Beneficially
Name(1)	Stock	Holdings(2)	60 Days(3)	Owned(4)

Terrance L. Carlson	52,838	30,839	300,668	384,345
Peter B. Coggins	30,000	—	—	30,000
Tamara J. Erickson	11,020	—	23,002	34,022
Robert F. Friel	90,926	64,876	450,000	605,802
Nicholas A. Lopardo	6,567	23,123	30,002	59,692
Alexis P. Michas(5)	3,820	9,609,554	3,334	9,616,708
Michael C. Ruettgers	31,220	2,486	30,002	63,708
Vicki L. Sato	3,970	3,334	—	7,304
Gabriel Schmergel	12,820	—	10,002	22,822
Kenton J. Sicchitano	6,120	—	6,668	12,788
Gregory L. Summe	275,000	141,519	1,850,000	2,266,519
G. Robert Tod	30,420	—	37,002	67,422
Richard F. Walsh	53,744	58,952	393,332	506,028
All executive officers, Directors, and nominees for Director of the Company as a group, 16 in number, including those listed above	649,890	375,301	3,416,017	14,050,762

NOTES

(1)	Mr. Summe’s ownership represents 1.8% of the outstanding shares of Common Stock and Mr. Michas’s ownership, as described in Footnote 5 below, represents 7.6% of the outstanding shares of Common Stock. No other individual’s holdings totaled more than 1% of the outstanding shares of Common Stock. The ownership of all executive officers, Directors and nominees for Director as a group, including shares beneficially owned by Mr. Michas for which he disclaims beneficial ownership, totals 11.1% of the outstanding shares of Common Stock. Except as set forth in Footnote 5 below, each individual has sole voting and investment power over the shares of Common Stock identified in the table as beneficially owned by the individual. The number of shares stated as being owned beneficially includes shares held by spouses, minor children, and certain trusts. The inclusion of such shares in the Proxy Statement, however, does not constitute an admission that the executive officers, Directors, or nominees for Director are direct or indirect beneficial owners of such shares.

(2)	Represents other Common Stock-based holdings, including, as appropriate, investments in the Company stock fund selected by the employee in the Company’s retirement savings plan and shares that are accrued under the PerkinElmer Deferred Compensation Plan and are payable 100% in Common Stock at the time of distribution.

(3)	Represents shares of Common Stock that may be acquired within 60 days after February 1, 2003 upon the exercise of outstanding stock options. No individual in the table has the right to acquire shares of Common Stock upon the exercise of any right other than a stock option.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock”, “Stock-Based Holdings,” and “Acquirable Within 60 Days” columns.

(5)	Mr. Michas is a director of Stonington Partners, Inc. II, the general partner of Stonington Partners, L.P. and the general partner of Stonington Partners, Inc., the management company of Stonington Capital Appreciation 1994 Fund, L.P. The shares shown as beneficially owned by Mr. Michas includes 9,609,554 shares held by Stonington Capital Appreciation 1994 Fund, L.P. Mr. Michas disclaims beneficial ownership of the shares owned by the Stonington Entities except to the extent of his pecuniary interest therein.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      The Compensation and Benefits Committee (the “Committee”) of the Board of Directors is composed entirely of outside directors. The Committee establishes and administers an overall compensation program for the Company’s top executives that is intended to support the Company’s commitment to enhancing stockholder value by attracting and retaining high-performing executives and motivating them to achieve the Company’s objectives. The Committee is appointed by the Board to review and establish compensation for the Chief Executive Officer and to review and approve compensation for the other executive officers, including salary, annual and long-term incentives, stock compensation and any other executive benefits. The Committee also reviews and approves performance measures in the annual and long-term incentive plans as well as equity awards.

Overall Philosophy

      The Company’s overall executive compensation philosophy is that pay should be performance based, vary with the attainment of specific financial and non-financial objectives and be closely aligned with the interests of stockholders. Under the guidance of the Committee, compensation policies have been designed to link executive compensation to the attainment of the Company’s specific goals. These policies also allow the Company to attract and retain senior executives critical to the long-term success of a global technology organization by providing a competitive compensation package and recognizing and rewarding individual contributions. In addition, the Committee regularly utilizes the assistance of independent outside advisors to provide information on market practices, programs and compensation levels. The key elements of the Company’s executive compensation are base salary, annual incentive awards, stock and stock options.

Components of Executive Compensation

Base Salary

      Each year, the Committee reviews and establishes the base salary of the Chief Executive Officer. The Committee also reviews, approves or modifies, as deemed appropriate by the Committee, a salary plan recommended by the Chief Executive Officer for the other corporate officers. Increases, if any, are based on individual performance, existing employment agreements and Company affordability. The Committee also takes into account compensation information for individuals holding similar positions in other companies that the Committee considers to be comparable to the Company.

      In accordance with the Company’s policy to pay competitive salaries, the base salaries of most officers were increased in January 2002, including Mr. Summe’s salary, which was increased in January 2002 from $850,000 to $950,000 per year. At Mr. Summe’s request, the Committee “rolled back” his 2002 salary to the 2001 level, resulting in an annual salary for 2002 of $850,000. Mr. Summe requested this action in light of the economic deterioration in the Company’s markets.

Annual Incentive Awards

      The Company’s Performance Incentive Plan (“PIP”) is a cash-based incentive bonus program. The Company’s executive officers, including those named in the Summary Compensation Table, are participants in the PIP. Although the PIP is the primary source of cash incentives for officers, the Committee may award additional incentives to selected officers outside of the PIP in circumstances in which the Committee determines are appropriate.

      In 2002, the PIP measured the CEO and chief accounting, financial, human resources and legal officers on the basis of cash earnings per share (“EPS”) and cash flow performance to determine payments. Similarly, the PIP measured officers and other key employees in the strategic business units (“SBU”) on SBU net income and cash flow performance. For 2002, each officer was assigned a target incentive based in part upon competitive data, expressed as a percentage of base salary ranging between 40% and 100%. The actual incentive award is determined by multiplying the target incentive by a performance factor determined by the applicable EPS, cash flow and net income performance. For all executive officers other than the CEO, the PIP award may be adjusted either up or down to reflect the Committee’s view of the appropriate incentive for the year in light of Company and individual performance. The PIP award to the CEO may only be adjusted down by the Committee.

      The Committee’s determination of the incentive bonus for Mr. Summe for 2002 began by calculating his target incentive of 100% for 2002, which was then multiplied by the performance factors determined by cash EPS and cash flow formulas based on the Company’s actual performance. As described above, the Committee has discretion to reduce (but not to increase) the CEO’s actual bonus payment from the amount determined by the formula. The Committee also evaluated the CEO’s accomplishments subjectively against additional performance measures under three categories: strategic, operational and organizational. Based upon this evaluation, the Compensation Committee exercised its discretion to pay Mr. Summe a bonus for 2002 that was less than the maximum amount calculated using the PIP formula.

Long-term Incentives

      The Company’s long-term incentive program, which consists of stock options and restricted stock, is designed to align executives’ interests with those of stockholders, motivate the officer team to achieve the Company’s key financial goals and reward superior performance. The Company’s continuing philosophy is that executives are expected to meet or exceed the stock ownership guidelines shown below.

      Under the Company’s stock option plans, the Committee grants stock options to the Company’s senior executives based on Company and individual performance as well as competitive industry practice as indicated by data for companies which the Committee considers to be comparable to the Company. The Committee uses the Black-Scholes method for determining the value of option grants. This method takes into consideration a number of factors, including the stock’s volatility, dividend rate, option term and risk free rates to estimate the option’s present value. Stock options have an exercise price equal to the fair market value on the date of grant. Mr. Summe did not receive an option grant in 2002.

      The performance-based restricted stock program was designed to motivate officers to achieve significant financial performance goals by linking compensation directly with stockholder return and providing retention incentives through equity ownership.

      In January 2002, the Committee confirmed that the performance criteria to vest the restricted stock granted to the Chief Executive Officer and the chief financial, human resources and legal officers in 2000 were met as of December 30, 2001. As a result, those shares qualified for vesting as of that date. The 2000 grants included a retention provision whereby these officers would receive an additional grant of shares (“matching shares”) in exchange for accepting additional vesting restrictions on the original shares. All of these officers elected to receive matching shares. As part of this program, Mr. Summe received 100,000 matching shares. To motivate these officers to achieve significant financial measures going forward – particularly in light of the challenging economic and market conditions – these officers received an additional grant in 2002 of restricted shares that vest upon meeting specified performance conditions. If these conditions are not met, the shares are forfeited. The performance goals are three consecutive years of 15% growth in cash EPS or 50% growth in cash EPS in either 2002 or 2003 (adjusted for the impact of acquisitions and divestures) over the cash EPS in base year 2001. These grants are shown in the Long-Term Incentive Plans table.

      Mr. Summe, in light of the difficult economic conditions in the Company’s markets, has voluntarily repaid the full recourse interest free loan that the Company provided to him in January 2002. The loan, in the principal amount of $1,592,500, included a forgiveness feature whereby the loan would have been forgiven based on the achievement of significant performance goals.

Tax Deductibility of Compensation

      The Company’s compensation programs are designed to reward executives for the achievement of the Company’s performance objectives. The stock plans are designed to comply with Internal Revenue Code Section 162(m) to ensure tax deductibility. The Committee considers it important to retain the flexibility to design compensation programs that are in the best interest of the Company and the stockholders and, to this end, the Committee reserves the right to use its judgment to authorize compensation payments that may exceed the limits of Section 162(m) when the Committee believes such compensation is appropriate.

Stock Ownership Program by Officers

      The Committee has determined that in order to further align management and stockholder interests, PerkinElmer stock ownership by PerkinElmer officers should be significant relative to each officer’s base salary. Officers are expected to attain these ownership levels within four years after their election or appointment to the specified officer position. The market value of Common Stock expected to be owned by the Company’s officers is as follows:

CEO	2 times base salary
President and COO	1 1/2 times base salary
Senior Vice Presidents	1 1/2 times base salary
Other Officers	1 times base salary

      All of our officers are in compliance with the terms of our stock ownership program.

      The Compensation and Benefits Committee is pleased to submit this report to the stockholders.

      By the Compensation and Benefits Committee of the Board of Directors:

G. Robert Tod (Chairman)
Tamara J. Erickson
Nicholas A. Lopardo
Michael Ruettgers
Kenton Sicchitano

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As of the end of the 2002 fiscal year, the members of the Compensation and Benefits Committee of the Company’s Board of Directors were Messrs. Tod (Chair), Lopardo, Ruettgers and Sicchitano and Ms. Erickson. No executive officer of the Company has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of the Company’s Compensation and Benefits Committee.

STOCK PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total stockholder return on the Common Stock against the cumulative total return of the S&P Composite-500 Index, the S&P Technology Index and a Peer Group Index for the five fiscal years from December 28, 1997 to December 29, 2002. Our Peer Group Index comprises the companies identified below.

Comparison of Five-Year Cumulative Total Return

PerkinElmer, Inc. Common Stock, S&P Composite-500, S&P Technology* and
Peer Group Indices

TOTAL RETURN TO STOCKHOLDERS

REINVESTED DIVIDENDS

	28-Dec-97	3-Jan-99	2-Jan-00	31-Dec-00	30-Dec-01	29-Dec-02

PerkinElmer, Inc.	$100	$141.62	$215.91	$548.55	$376.56	$87.47

S&P 500®	$100	$133.24	$161.28	$146.59	$130.64	$100.13

Peer Group	$100	$89.98	$164.36	$277.07	$164.28	$96.91

S&P® Technology Index*	$100	$180.40	$315.94	$189.72	$147.53	—

NOTE

*	Standard and Poor’s has discontinued, as of December 31, 2001, one index that PerkinElmer used in past proxy statements, the S&P Technology Index. As a result, the Company has replaced the S&P Technology Index with the Peer Group Index in the stock performance graph set forth above. The Peer Group Index is comprised of the following companies: Affymetrix, Inc., Applied Biosystems, Beckman Coulter, Inc., Invitrogen Corporation, Millipore Corporation, Thermo Electron Corporation, Varian, Inc. and Waters Corporation.

EXECUTIVE COMPENSATION

Summary Compensation

      The following table sets forth information concerning the annual and long-term compensation for services to the Company for the 2000, 2001, and 2002 fiscal years, of (i) the Company’s chief executive officer during 2002, and (ii) the other four most highly compensated executive officers of the Company for 2002, all of whom were serving as executive officers as of December 29, 2002.

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation Awards(1)

				Other	Restricted	Securities	All
				Annual	Stock	Underlying	Other
		Salary	Bonus	Compensation(2)	Award(s)	Options	Compensation(3)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)

Gregory L. Summe	2002	860,959	529,125	159,879	3,499,000	0	142,359
Chairman of the Board,	2001	860,959	2,175,000	67,227	0	1,800,000	1,783,982
Chief Executive Officer and President	2000	713,469	2,250,000	93,215	991,250	950,000	97,632

Robert F. Friel	2002	444,231	261,450	—	699,800	0	14,713
Senior Vice President &	2001	401,934	600,000	—	0	700,000	13,200
Chief Financial Officer	2000	345,971	612,000	—	396,500	300,000	167,535

Terrance L. Carlson	2002	374,923	222,780	—	699,800	100,000	12,419
Senior Vice President,	2001	342,460	365,000	—	0	400,000	11,088
General Counsel and Clerk	2000	311,345	353,000	—	396,500	100,000	63,754

Richard F. Walsh	2002	373,270	217,875	—	699,800	100,000	12,375
Senior Vice President,	2001	334,826	430,000	—	0	450,000	10,890
Human Resources	2000	288,465	363,000	—	396,500	300,000	12,167

Peter Coggins	2002	184,615	380,000	—	270,000	400,000	58,919
Senior Vice President and	2001	—	—	—	—	—	—
President, Life and Analytical Sciences SBU(4)	2000	—	—	—	—	—	—

NOTES

(1)	The value at December 29, 2002 of restricted stock granted during 2002 for Messrs. Summe, Friel, Carlson, Walsh and Coggins is $805,000, $161,000, $161,000, $161,000 and $241,500, respectively. The value of these shares at time of grant as shown above was $3,499,000, $699,800, $699,800, $699,800 and $270,000, respectively. The number of restricted shares granted during 2002 for Messrs. Summe, Friel, Carlson, Walsh and Coggins was 100,000, 20,000, 20,000, 20,000 and 30,000, respectively. These shares were granted as part of the Corporate Officer’s Long Term Incentive Program. The program is intended to motivate officers to meet aggressive performance targets. In 2000, Messrs. Summe, Friel, Carlson and Walsh received shares of performance-based restricted stock. The performance measure of 50% growth in cash EPS over two years or less was exceeded in 2001. Rather than receive vesting as of December 31, 2001, the executives agreed to further restrictions on the vesting of the shares. In exchange for agreeing to these further restrictions, Messrs. Friel, Carlson and Walsh received an additional grant of restricted shares equal to the initial grant and Mr. Summe received a grant of restricted shares equal to double the number of the original grant on January 2, 2002. These additional restricted shares vest in three equal installments on December 31, 2003, December 31, 2004 and December 31, 2005. On July 15, 2002, Mr. Coggins received 30,000 shares of restricted stock, 10,000 shares of which vest on July 15, 2004 and the remaining 20,000 shares vest on July 15, 2009 or upon a change in control. Vesting of the 20,000 shares accelerates on meeting or exceeding the performance targets of three consecutive years of 15% growth in cash EPS or 50% growth in cash EPS in either 2002 or 2003 (adjusted for the impact of acquisitions and divestitures)over the base year of 2001. As of the end of fiscal 2002, Messrs. Summe, Friel, Carlson, Walsh and Coggins held 150,000, 40,000, 40,000, 40,000 and 30,000 shares, respectively, of restricted stock, which had aggregate value at fiscal year end of $1,207,500, $322,000, $322,000,

$322,000, and $241,500, respectively. The Company pays dividends, to the extent declared by the Board of Directors, on all outstanding shares of restricted stock, including the shares of restricted stock described in this note.

(2)	With the exception of Mr. Summe, other annual compensation did not in the aggregate exceed $50,000 for any named executive officer. Benefits for Mr. Summe in 2002 and 2001 included personal use valued at $113,341 and $22,225, respectively, of an aircraft in which the Company owns a fractional interest, as well as a financial planning allowance of $20,000 for each year. Benefits for Mr. Summe in 2000 included $68,215 of mortgage interest differential payments provided to Mr. Summe for his relocation to a higher cost housing region and additional amounts to gross-up such payments for taxes. Mr. Summe received a car allowance of $25,000 in each of the three years.

(3)	The amounts reported in this column for each of Messrs. Summe, Friel, Carlson and Walsh include $6,600, $5,610, $5, 610 and $5,610 for 2002, 2001 and 2000, respectively, as the Company’s contribution to the PerkinElmer, Inc. Savings Plan. Since 2001, the Company has maintained a 401(k) Excess Plan whereby an amount is contributed to each executive’s Deferred Compensation Plan account to compensate for the limited amounts the Company is permitted to contribute under the PerkinElmer, Inc. Savings Plan. The amounts so contributed for Messrs. Summe, Friel, Carlson, Walsh and Coggins and reflected in this column for 2002 are $21,450, $8,113, $5,819, $5,775, and $9,167, respectively, and for 2001 are $22,440, $7,590, $5,478, $5,280 and $0, respectively. In addition, Mr. Summe received and voluntarily repaid an interest free loan from the Company in 2002. The foregone interest (including gross-up for taxes) of $114,309 associated with this loan is included in the “All Other Compensation” column. This column also includes the principal amount, foregone interest and tax gross-up for Mr. Summe of $880,932 for 2001 and the foregone interest (including gross-up for taxes) of $91,961 for 2000 relating to a loan in the principal amount of $875,000 that was forgiven as of December 31, 2001 when the performance target of 50% cash EPS growth in two years or less was exceeded. This column also includes relocation expenses for 2002 paid to Mr. Coggins of $49,752, and relocation expenses for 2000 paid to Messrs. Friel, Carlson and Walsh of $161,888, $63,713 and $6,525, respectively. The amounts for 2000 for Messrs. Summe, Friel, Carlson and Walsh include the actuarial benefit of $61, $37, $41 and $32, respectively, of a split-dollar insurance policy established in 1999 and terminated in 2000.

(4)	Mr. Coggins joined the Company on July 15, 2002.

Pension Plans

Employees Retirement Plan

      The PerkinElmer, Inc. Employees Retirement Plan (“Retirement Plan”) is a defined-benefit pension plan covering substantially all U.S. employees employed as of January 31, 2001 by the Fluid Sciences Strategic Business Unit (“SBU”) and the Optoelectronics SBU. The Retirement Plan was closed to new employees as of January 31, 2001 and employees of the Life Sciences SBU ceased future accruals in the Plan as of the same date. In 2002, the Retirement Plan was amended to cease future accruals as of March 15, 2003 for employees of the Analytical Instruments SBU and the Company’s corporate office. None of the executive officers named in the Summary Compensation Table will accrue benefits under the Retirement Plan after March 15, 2003. The Retirement Plan has the following features.

      Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85 percent of the participant’s Final Average Earnings (the average of the employee’s base salary for the five consecutive highest-salaried years out of the last ten years of credited service with the Company) multiplied by the number of years of credited service with the Company plus 0.75 percent of the excess of such earnings over the Social Security Tax Base multiplied by the number of years of credited service (not in excess of 35) with the Company. The maximum benefit payable from the Retirement Plan for 2002 is $160,000.

      All employees of the Company who participate in the Retirement Plan are required either to complete five years of service or to reach their normal retirement date, whichever is first to occur, before they have a vested interest in the Retirement Plan.

Supplemental Executive Retirement Plan

      In addition to the Retirement Plan described above, the Company maintains the PerkinElmer, Inc. Supplemental Executive Retirement Plan (the “Supplemental Plan”), which provides additional benefits for certain executive officers. Officers previously designated by the Board of Directors are eligible to receive benefits under the Supplemental Plan when they have completed five years of service and reached 55 years of age while employed by the Company. In the event of a change of control as defined in the Supplemental Plan, however, participants in the Supplemental Plan are eligible to receive benefits regardless of age or years of service. If a participant dies prior to attaining age 55, but after the completion of five years of service, the participant’s eligible spouse is entitled to receive a benefit in the form of 50 percent of the benefit the participant would have received upon attaining age 55 commencing on the date the participant would have attained age 55.

      During 2002, the Company recognized $2,113,456 as expense for the Supplemental Plan and made payments to retired officers and beneficiaries in the amount of $1,504,065. While the Company is not required to fund the Supplemental Plan, effective April 6, 1989, the PerkinElmer, Inc. Non-Qualified Benefit Trust Agreement (the “Trust”) was established by and between the Company and Mellon Bank, NA. As of December 31, 2001, the Trust had a balance of $5,432,596. The purpose of the Trust is to provide greater assurance of the receipt of Supplemental Plan benefits. Amounts held in the Trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency or bankruptcy.

      The Supplemental Plan is administered by the Compensation and Benefits Committee of the Board of Directors. The Board of Directors may amend or terminate the Supplemental Plan at any time; however, such amendment or termination shall not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant. The Supplemental Plan was closed to new participants effective July 1, 2000.

      The Supplemental Plan provides an annual benefit payable at retirement equal to:

(a) 0.85 percent of average total compensation (as defined below) for each year of credited service, plus 0.75 percent of average total compensation in excess of the Social Security Tax Base for each year of credited service limited to 35 years; less,

(b) 100 percent of the participant’s benefit accrued at date of termination and payable at normal retirement age under the Retirement Plan; plus,

(c) the reduction, if any, to the early retirement benefit payable from any Company-funded retirement plan due to the limitations as set forth in Section 415(b) of the Internal Revenue Code of 1986.

      The benefit payable under the Supplemental Plan, however, shall in no event be less than (c) above.

      No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment).

Pension Plan Table(1)(2)

Annual Estimated Benefits Provided by
the Combined PerkinElmer, Inc. Employees Retirement Plan and
Supplemental Executive Retirement Plan

Final	Years of Service
Average
Earnings	5	10	15	20	25	30	35

$3,500,000	278,521	557,042	835,563	1,114,083	1,392,604	1,671,125	1,949,646
2,500,000	198,521	397,042	595,563	794,083	992,604	1,191,125	1,389,646
1,500,000	118,521	237,042	355,563	474,083	592,604	711,125	829,646
1,000,000	78,521	157,042	235,563	314,083	392,604	471,125	549,646
900,000	70,521	141,042	211,563	282,083	352,604	423,125	493,646
800,000	62,521	125,042	187,563	250,083	312,604	375,125	437,646
700,000	54,521	109,042	163,563	218,083	272,604	327,125	381,646
600,000	46,521	93,042	139,563	186,083	232,604	279,125	325,646
500,000	38,521	77,042	115,563	154,083	192,604	231,125	269,646
450,000	34,521	69,042	103,563	138,083	172,604	207,125	241,646
400,000	30,521	61,042	91,563	122,083	152,604	183,125	213,646
350,000	26,521	53,042	79,563	106,083	132,604	159,125	185,646
300,000	22,521	45,042	67,563	90,083	112,604	135,125	157,646
250,000	18,521	37,042	55,563	74,083	92,604	111,125	129,646
225,000	16,521	33,042	49,563	66,083	82,604	99,125	115,646
200,000	14,521	29,042	43,563	58,083	72,604	87,125	101,646
175,000	12,521	25,042	37,563	50,083	62,604	75,125	87,646
150,000	10,521	21,042	31,563	42,083	52,604	63,125	73,646
125,000	8,521	17,042	25,563	34,083	42,604	51,125	59,646
100,000	6,521	13,042	19,563	26,083	32,604	39,125	45,646

NOTES

(1)	For the purpose of calculating the amounts shown in the above table, we have assumed that the participants in the specified ranges retired on December 31, 2002 at the age of 65, and that all payments were made on a straight life annuity basis. These payments are not subject to any deduction for Social Security benefits or other offset amounts.

(2)	Messrs. Summe, Friel, Carlson and Walsh have 5, 4, 4 and 5 years of credited service, respectively, under the Retirement Plan and Supplemental Plan as of January 1, 2003. Mr. Coggins is not a participant in the Retirement Plan or the Supplemental Plan. Compensation covered under the Retirement Plan is limited to $200,000 for 2002. Compensation covered under the Supplemental Plan includes the salary and bonus shown in the Summary Compensation Table.

Employment and Other Agreements

      Compensation in the form of salary to Mr. Summe is paid pursuant to a three-year employment agreement with the Company dated January 8, 1998, as amended November 5, 1999 and March 3, 2000, which automatically renews for successive three-year intervals, and which provided for a minimum annual payment in 2002 of $950,000 (reduced voluntarily by Mr. Summe to $850,000). Compensation in the form of salary to Messrs. Friel, Carlson, Walsh and Coggins is paid pursuant to one-year employment agreements with the Company dated November 18, 1999, June 1, 1999, July 29, 1999 and July 15, 2002, respectively, which automatically renew for successive one-year intervals, and which provided for minimum annual payments in 2002 of $450,000, $380,000, $375,000 and $400,000, respectively.

      All of the employment agreements with the named executive officers contain provisions that provide that in the event of a change in control of the Company, the employment term shall be extended for a period of three years from the date of the change in control. Following a change in control, if the executive is terminated without “cause” or resigns for “good reason” (each as defined in the agreement), the executive is entitled to receive a severance payment equivalent to three years of base salary plus bonuses and continuation of certain benefits for three years from the date of termination. In addition, the executive is entitled to receive a “gross-up payment” (as defined in the agreement) for any excise tax due on account of such severance payments plus any additional excise tax and income tax occasioned by the gross-up payment itself.

      Generally, a change in control will be deemed to have occurred in any of the following circumstances:

(1) 20% or more of the outstanding voting stock of the Company is acquired by any person or entity;

(2) the “Continuing Directors” (as defined in the agreement) do not constitute a majority of the board;

(3) a business combination involving the Company or the sale or disposition of all or substantially all of the assets of the Company, in which (a) the voting securities of the Company outstanding immediately prior thereto would represent 50% or less of the voting securities of the resulting or acquiring entity or (b) any person or entity newly owns 20% or more of the resulting or acquiring entity; or

(4) the complete liquidation or dissolution of the Company is approved by the stockholders of the Company.

      All of the employment agreements with the named executive officers, with the exception of Mr. Summe, provide that upon termination initiated by the Company without cause and with one year’s notice, apart from a change in control, the executive would be entitled to continuation of his or her salary, bonus, and employee benefits for one year from the date of termination. The employment agreement with Mr. Summe provides that he would be entitled to the continuation of his salary, bonus, and employee benefits for three years from the date of termination.

      In November 2002, Mr. Summe, in light of the difficult economic conditions in the Company’s markets, voluntarily repaid the full recourse interest free loan in the amount of $1,592,500 that the Company provided to him in January 2002. The loan included a forgiveness feature whereby the loan would be forgiven based on the Company’s achievement of significant performance goals. The $1,592,500 amount repaid by Mr. Summe represented the largest amount of indebtedness outstanding under the loan during 2002.

      Pursuant to a separation agreement entered into between the Company and John Engel, a former Executive Vice President of the Company, dated December 13, 2002, Mr. Engel will receive severance pay in the form of the continuation of his salary and benefits until December 31, 2003. He will also receive bonus payments of $280,000 in 2003. Mr. Engel continues to hold an interest free loan in the amount of $250,000 that the Company provided to him in June 2001 to facilitate the purchase of a new home resulting from the Company’s request that Mr. Engel relocate from California to Massachusetts. Mr. Engel is obligated to repay the loan in full before December 31, 2003. Mr. Engel will continue to receive mortgage interest differential payments (and additional amounts to gross-up the differential payments for taxes) while the loan is outstanding.

Option Grants

      The following table sets forth information on stock options granted in 2002 to the officers identified in the Summary Compensation Table. No stock appreciation rights were granted during the last fiscal year.

Option Grants in Last Fiscal Year

	Individual Grants

			Percent of
			Total Options		Exercise
	Number of Securities		Granted to		Price Per		Grant Date
	Underlying Options		Employees in	Date of	Share	Expiration	Present
Name	Granted(#)		Fiscal Year(%)	Grant	($/share)(1)	Date	Value($)(2)

Gregory L. Summe	0		0%	N/A	N/A	N/A	0
Robert F. Friel	0		0%	N/A	N/A	N/A	0
Terrance L. Carlson	100,000	(3)	3%	07/22/02	7.4750	07/21/09	450,518
Richard F. Walsh	100,000	(3)	3%	07/22/02	7.4750	07/21/09	450,518
Peter B. Coggins	400,000	(4)	13%	07/15/02	9.1900	07/14/09	2,215,525

NOTES

(1)	The exercise price is equal to the fair market value of the Common Stock as determined by the average of the high and low price on the New York Stock Exchange on the date of grant.

(2)	The Black-Scholes option pricing model was chosen to estimate the grant date value of the options set forth in this table. The assumptions used for the grants issued during 2002 included expected market volatility of 72.30%, a 3.43% risk-free rate of return, a 1.04% dividend yield, and a 7-year expected life.

(3)	Options granted by the Company in 2002 to Messrs. Carlson and Walsh vest in three equal annual installments and may be exercised for seven years. Upon death or total disability, the unvested stock options become 100% vested, and the optionee or estate has one year, or if earlier, the scheduled last date to exercise vested options; upon retirement at a Company-recognized retirement age the optionee has the earlier of three years from the date of retirement or the scheduled last date to exercise vested options; upon termination of employment all further vesting stops and all unvested options are cancelled; upon a change in control all unvested options become 100% vested.

(4)	Options granted by the Company in 2002 to Mr. Coggins may be exercised for seven years and are for 200,000 shares that vest at the end of three years and 200,000 shares that vest in three equal annual installments. Upon death or total disability, the unvested stock options become 100% vested, and the optionee or estate has one year, or if earlier, the scheduled last date to exercise vested options; upon retirement at a Company-recognized retirement age the optionee has the earlier of three years from the date of retirement or the scheduled last date to exercise vested options; upon termination of employment all further vesting stops and all unvested options are cancelled; upon a change in control all unvested options become 100% vested.

Option Exercises and Fiscal Year End Values

      The following table sets forth information with respect to options exercised during 2002, and the number and value of unexercised options to purchase Common Stock at the end of fiscal year 2002 held by the officers named in the Summary Compensation Table. No stock appreciation rights were exercised during fiscal year 2002 or were outstanding at the end of fiscal year 2002.

Aggregate Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities Underlying	Value of Unexercised In-
	Shares		Unexercised Options at Fiscal	The-Money Options at
	Acquired on	Value	Year-End(#) Exercisable/	Fiscal Year-End($)
Name	Exercise(#)	Realized($)	Unexercisable	Exercisable/Unexercisable(1)

Gregory L. Summe	—	—	1,850,000/1,800,000	0/0
Robert F. Friel	—	—	450,000/700,000	0/0
Terrance L. Carlson	—	—	234,002/499,998	0/58,000
Richard F. Walsh	—	—	393,332/550,000	0/58,000
Peter B. Coggins	—	—	0/400,000	0/0

NOTES

(1)	Based on the fair market value (determined as the arithmetic mean of the high and the low selling price on the New York Stock Exchange) of the Common Stock on December 27, 2002 ($8.055), less the option exercise price.

Long-Term Incentive Plans

      The following table provides information about restricted stock awards the Company made to the executives named below in 2002 under the Company’s long term incentive program. The restricted stock awards described below are different from the restricted stock awards described in the Summary Compensation Table above.

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans
			(Units or $)(2)
	Award:	Performance or
	Number of	Other Period Until		Target (Number
Name	Shares(1)	Maturation or Payout	Threshold	of shares)	Maximum

Gregory L. Summe	50,000	1-10 years	—	50,000	—
Robert F. Friel	30,000	1-10 years	—	30,000	—
Terrance L. Carlson	20,000	1-10 years	—	20,000	—
Richard F. Walsh	20,000	1-10 years	—	20,000	—
Peter B. Coggins	0	n/a	n/a	n/a	n/a

(1)	On January 16, 2002, we granted restricted stock awards to Messrs. Summe, Friel, Carlson and Walsh. The shares of stock reflected in this column vest upon meeting or exceeding performance targets during the performance period of three consecutive years of 15% growth in cash Earnings Per Share (EPS) or 50% growth in cash EPS in either 2002 or 2003 (adjusted for the impact of acquisitions and divestitures) from the base year of 2001 or upon a change in control.

(2)	The performance criteria determine when the shares vest. In all cases, if the performance criteria are met, all shares vest. If the performance goals are never met, no shares vest.

Equity Compensation Plans

      The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 29, 2002.

Equity Compensation Plans Information

	(a)	(b)	(c)

			Number of Securities
			Remaining Available for
	Number of Securities to be		Future Issuance under Equity
	Issued Upon Exercise of	Weighted-average Exercise	Compensation Plans
	Outstanding Options,	Price of Outstanding Options,	(excluding securities reflected
Plan Category	Warrants and Rights	Warrants and Rights	in column (a))(1)

Equity compensation plans approved by security holders(2)	14,054,368	$24.24	4,286,917 (3)
Equity compensation plans not approved by holders of PKI securities(4)	1,425,434	18.16	1,933,306
Total	15,479,802	23.32	6,220,223

NOTES

(1)	In addition to being available for future issuance upon exercise of options that may be granted after December 29, 2002, shares available for issuance under the Company’s equity compensation plans, except for shares available for issuance under the Company’s 1998 Employee Stock Purchase Plan, may instead be issued in the form of restricted stock or other equity-based awards.

(2)	Includes deferral of compensation into shares through the Company’s Deferred Compensation Plan.

(3)	Includes approximately 2,700,000 shares issuable under the Company’s 1998 Employee Stock Purchase Plan, of which approximately 400,000 shares are issuable in connection with the current offering period, which ends on June 30, 2003. To the extent that any outstanding option under the Company’s 1999 Incentive Plan expires or is cancelled prior to its exercise in full, the shares of Common Stock for which such option is not exercised become available for future grant under the Company’s 2001 Incentive Plan.

(4)	This table excludes an aggregate of 800,969 shares issuable upon exercise of outstanding options the Company assumed in connection with various acquisition transactions. The per share weighted average exercise price of the excluded options is $16.82. Item 12 in the Company’s Annual Report on Form 10-K contains a description of the material terms of the Company’s Life Sciences Incentive Plan, which the Company assumed in connection with its November 2001 acquisition of Packard BioScience Company, and the Company’s 1999 Vivid Technologies Equity Incentive Plan, which the Company assumed in connection with its January 2000 acquisition of Vivid Technologies, Inc. This table includes options outstanding and shares available for issuance under the Life Sciences Incentive Plan and the 1999 Vivid Technologies Equity Incentive Plan.

OTHER MATTERS

      The Board of Directors knows of no other business to be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

SELECTION OF AUDITORS

      On January 22, 2003, the Board of Directors selected the firm of Deloitte & Touche LLP, independent public accountants, to act as the Company’s auditor and to audit the books of the Company and its subsidiaries for the Company’s 2003 fiscal year. Deloitte & Touche LLP is currently performing these duties and has done so continuously since its services were retained by the Company on June 20, 2002 to serve as its independent public accountants for the 2002 fiscal year. The decision to engage Deloitte & Touche LLP was approved by the Company’s Audit Committee of the Board of Directors under authority of the Company’s Board of Directors.

      On June 18, 2002, the Company dismissed Arthur Andersen LLP as its independent public accountants. The decision to dismiss Arthur Andersen LLP was approved by the Company’s Audit Committee of the Board of Directors. None of the reports of Arthur Andersen LLP on the Company’s financial statements for either of the two fiscal years prior to Arthur Andersen LLP’s dismissal contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recently completed fiscal years and any subsequent interim period preceding the date of the dismissal of Arthur Andersen LLP, the Company had no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports on the financial statements of the Company. None of the reportable events listed in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934 occurred with respect to either of the Company’s two most recently completed fiscal years or any subsequent interim period preceding the date of the dismissal of Arthur Andersen LLP.

      During the Company’s two most recent fiscal years and the subsequent interim period prior to engaging Deloitte & Touche LLP, neither the Company nor anyone acting on its behalf consulted with Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by Deloitte & Touche LLP that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

      Representatives of Deloitte & Touche LLP are expected to be present at the Meeting, and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, Directors, and 10% stockholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company assists its executive officers and Directors in complying with these filing requirements. Executive officers, Directors, and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of the copies of such reports and written representations from the Company’s executive officers and Directors, the Company believes that during 2002 its executive officers, Directors, and 10% stockholders have complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

FOR 2004 MEETING

      In order to be considered for addition to the agenda for the 2004 Annual Meeting of Stockholders and to be included in the Proxy Statement and form of proxy, stockholder proposals should be addressed to the Clerk of the Company and must be received at the Corporate Offices of PerkinElmer no later than November 25, 2003.

      Stockholders who wish to make a proposal at the 2004 Annual Meeting — other than one that will be included in the Company’s proxy materials — should notify the Company no later than February 9, 2004. If a stockholder who wishes to present a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors,

-s- TERRANCE L. CARLSON
Terrance L. Carlson, Clerk

Wellesley, Massachusetts

March 24, 2003

ANNEX A

AUDIT COMMITTEE CHARTER

OF THE BOARD OF DIRECTORS

PerkinElmer, Inc.

Adopted on April 23, 2002

      The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors, and (4) provide an open avenue of communication between the independent auditor, Internal Audit and the Board of Directors.

      The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating Committee.

      The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee and to conduct or authorize investigations into any matter within the scope of the Committee’s responsibility. The Audit Committee may require any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Audit Committee shall meet at least 5 times per year and make regular reports to the Board.

      The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter at least annually and submit it to the Board for approval.

2.	Review the annual audited financial statements with management and the Company’s outside auditor, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

3.	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

4.	Review with management and the independent auditor the Company’s quarterly financial statements.

5.	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

6.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7.	Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8.	Approve the audit fees to be paid to the independent auditor.

9.	Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to ensure the independence of the auditor.

10.	Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11.	Review the appointment and replacement of the senior internal audit executives.

12.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

13.	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

14.	Discuss with the independent auditor any audit findings pursuant to Section 10A of the Private Securities Litigation Reform Act of 1995. Among other things, this section requires each audit to include procedures regarding detection of illegal acts, identification of related party transactions, and evaluation of the issuer’s ability to continue as a going concern.

15.	Discuss with management, the Company’s senior internal auditing executive and/or the independent auditor the Company’s subsidiary/foreign affiliated entities are in compliance with applicable legal requirements and the Company’s Standards of Business Conduct.

16.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit including internal control matters, fraud, the auditor’s responsibility under generally accepted Auditing Standards, significant audit adjustments and other such items.

17.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include:

(a)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b)	Any changes required in the planned scope of the external audit.

18.	Prepare a report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement affirming that the Committee is governed by a Charter and has (1) reviewed and discussed the audited financial statements with management, (2) discussed with the independent auditors matters required under Section 16 above, (3) received written disclosures from the independent auditors pertaining to independence and discussed independence with the auditors and (4) affirm that they recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K.

19.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

20.	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

21.	Meet privately at least annually with the chief financial officer, chief accounting officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

22.	Inform the outside auditor, the chief financial officer, the chief accounting officer, and the most senior other person, if any, responsible for the internal audit activities, at least annually, that they should promptly contact the Audit Committee or its Chairman about any significant issue or disagreement concerning the Company’s accounting practices or financial statements that is not resolved to their satisfaction. Where such communications are made to the Chairman, he or she shall confer with the outside auditor concerning any such communications which the outside auditor or the Chairman in the exercise of his or her business judgment believes should be considered by the Audit Committee prior to its next scheduled meeting.

23.	After each change in the composition of the Audit Committee, and otherwise annually, request that the board of directors instruct the Company to prepare and provide to the New York Stock Exchange written confirmation of: (i) any determination by the board of directors concerning the independence of the Audit Committee members; (ii) the financial literacy of the Audit Committee members;

(iii) the determination by the board of directors that at least one member of the Audit Committee has accounting or related management experience; and (iv) the Audit Committee’s annual review of this Charter.

      The Audit Committee shall discharge its responsibilities, and shall assess the information provided by Company management and the outside auditor, in accordance with its business judgment. In exercising its business judgment, the Audit Committee may rely upon the information and advice provided by Company management and/or the outside auditor.

      While the Audit Committee has the responsibilities and power set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Conduct.

      The Annual Meeting of PerkinElmer, Inc. stockholders will be held at 10:30 A.M. on Tuesday, April 22, 2003, at the Sheraton Needham Hotel in Needham, Massachusetts.

      The Sheraton Needham Hotel is located at 100 Cabot Street, just off Route 128 (I-95) at Exit 19A (see directions below). It is 10 miles from downtown Boston and 12 miles from Logan Airport. The hotel offers ample free parking and shuttle service to Boston and Logan Airport. For more information, the hotel can be reached by phone at (781) 444-1110, by fax at (781) 455-8617 or at www.sheratonneedham.com.

From Logan Airport:

      As you are leaving the airport, follow the signs for Boston/ Sumner Tunnel. You want to go through the tunnel. Once you are through the tunnel follow the signs to I-93 South and the Mass Pike. Follow I-93 South to the exit for the Mass Pike (I-90) West (Exit 20). Follow the Mass Pike West to the exit for I-95/ Rte. 128 South (Exit 15). Follow I-95/ Rte. 128 South to Exit 19A/ Highland Ave.-Newton Highlands. This exit will bring you back over the highway. At the first traffic light, turn right onto Second Avenue. Take the first right off Second Avenue at the Sheraton Needham Hotel sign. Follow driveway to hotel. Parking garage will be on your right.

From Rte. 128 (I-95) North or South:

      Take Exit 19A. This will put you on Highland Ave., heading East. Follow Highland Ave. to first set of traffic lights. Take right onto Second Avenue Take first right off of Second Avenue at the Sheraton Needham Hotel sign. Follow driveway to hotel. Parking garage will be on your right.

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of all Directors listed on the reverse side.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Proposal 1				By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.	☐
1. Election of Directors (see reverse)
FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐
FOR except vote withheld from the following nominee(s)

Signature	Date	Signature	Date

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign by authorized person.

Ù   FOLD AND DETACH HERE    Ù

PROXY

PerkinElmer, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Stockholders April 22, 2003

     The undersigned hereby appoints Gregory L. Summe and Terrance L. Carlson, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Stockholders of PerkinElmer, Inc. (the “Company”), to be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts on Tuesday, April 22, 2003, at 10:30 a.m., and at any adjournment thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

1.	ELECTION OF DIRECTORS	Authority to elect 01 Tamara J. Erickson, 02 Nicholas A. Lopardo, 03 Alexis P. Michas, 04 Dr. Vicki L. Sato, 05 Gabriel Schmergel, 06 Kenton J. Sicchitano, 07 Gregory L. Summe and 08 G. Robert Tod for terms of one year each.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù   FOLD AND DETACH HERE    Ù

PerkinElmer, Inc.

Annual Meeting of Stockholders

April 22, 2003

10:30 a.m.

Sheraton Needham Hotel

100 Cabot Street

Needham, Massachusetts

     This is your admission ticket for the Annual Meeting of Stockholders of PerkinElmer, Inc. to be held on Tuesday, April 22, 2003 at the Sheraton Needham Hotel at 100 Cabot Street, Needham, Massachusetts. Please detach and present this ticket and proof of identity for admission to the Annual Meeting. This ticket is issued to the stockholder whose name appears on it and is non-transferable.